Exhibit (i)

Arthur Don

Tel 312.456.8438

Fax 312.456.8435

dona@gtlaw.com

April 27, 2012

Monetta Fund, Inc.

Monetta Trust

1776-A South Naperville Road

Suite 100

Wheaton, IL 60189-5831

Re:

Monetta Fund, Inc., Securities Act Registration No. 33-1398
and Monetta Trust, Securities Act Registration No. 33-54822

Dear Ladies and Gentlemen:

We have acted as counsel for Monetta Fund, Inc. (the “Fund”) in connection with the registration under the Securities Act of 1933 (the “Act”) of an indefinite number of shares of beneficial interest of the Monetta Fund (the “Fund Shares”) in registration statement no. 33-1398 on Form N-1A (the “Fund Registration Statement”).

We have also acted as counsel for Monetta Trust (the “Trust”) in connection with the registration under the Act of an indefinite number of shares of beneficial interest of the series of the Trust designated Monetta Mid-Cap Equity Fund, Monetta Intermediate Bond Fund and Monetta Young Investor Fund (the “Trust Shares” and, together with the Fund Shares, collectively, the “Shares”) in registration statement no. 33-54822 on Form N-1A (the “Trust Registration Statement” and, together with the Fund Registration Statement, collectively, the “Registration Statements”).

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust of the Trust (the “Trust Agreement”), articles of incorporation of the Fund (the “Articles of Incorporation”), bylaws of the Trust and the Fund, actions of the board of trustees of the Trust and the board of directors of the Fund authorizing the issuance of shares of the Trust and the Fund, and the Registration Statements.

GREENBERG TRAURIG, LLP  ■  ATTORNEYS AT LAW  ■  WWW.GTLAW.COM
77 West Wacker Drive, Suite 3100  ■  Chicago, Illinois  ■  Tel 312.456.8400  ■  Fax 312.456.8435

Monetta Fund, Inc.

Monetta Trust

April 27, 2012

_____________________

Among other things, the Registration Statements are deemed to register the Shares pursuant to Rule 24f-2 under the Investment Company Act of 1940. You have advised us that the Fund and the Trust each will, from year to year, timely file a notice pursuant to Rule 24f-2 perfecting the registration of the Shares sold by them during each fiscal year during which such registration of an indefinite number of Shares remains in effect. You have also informed us that the Shares will be sold in accordance with Section 5(b) of the Act.

Based on the foregoing examination, we are of the opinion that upon the issuance and delivery of the Shares of the Trust and Fund in accordance with the Trust Agreement, the Articles of Incorporation and the actions of the board of trustees and the board of directors authorizing the issuance of the Shares, and the receipt by both the Trust and the Fund of the authorized consideration therefor, the Shares so issued will be validly issued, fully paid and non-assessable (although shareholders of the Trust may be subject to liability under certain circumstances as described in the statement of additional information of the Trust, included as Part B of the Trust Registration Statement under the caption “General Information & Funds’ History” and the sub-heading “Monetta Trust”).

We consent to the filing of this opinion as an exhibit to the Registration Statements.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP